EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (Thousands Except Per Share Amounts)

                                      Three Months Ended   Nine Months Ended
                                         December 31          December 31
                                        1996      1995       1996      1995

Primary Earnings Per Share
Net income                            $ 7,041    $ 3,494   $10,532    $12,218
Preferred stock dividends                   1          1         2          2

                                      $ 7,040    $ 3,493   $10,530    $12,216

Shares outstanding
  Weighted average common shares       12,350     12,341    12,345     12,341
  Net common shares issuable on
    exercise of stock options             160         75        66         41
  Average common shares outstanding
    as adjusted                        12,510     12,416    12,411     12,382

Primary earnings per share               $.57       $.28      $.85       $.99


Fully Diluted Earnings Per Share
Net income                            $ 7,041    $ 3,494   $10,532    $12,218

Shares outstanding
  Average common shares as adjusted
    for primary computation            12,510     12,416    12,411     12,382
  Common shares issuable if the
    preferred stock was converted
    at the beginning of the year            4          5         4          5
  Additional common shares issuable
    on exercise of stock options           16                   22         16
  Average common shares outstanding
    as adjusted                        12,530     12,421    12,437     12,403

  Fully diluted earnings per share       $.56       $.28      $.84       $.99











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